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EXHIBIT 21.1

LIST OF SUBSIDIARIES OF CHEROKEE INC.

        Name and Jurisdiction of Organization

1.
SPELL C. LLC., a Delaware limited liability company

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  EXHIBIT 21.1
LIST OF SUBSIDIARIES OF CHEROKEE INC.